Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Timothy M. MacPhee
Vice President – Investor Relations
		Telephone:	(978) 689-6201
		Fax:	(978) 794-0353

WATTS WATER TECHNOLOGIES REPORTS SOLID FINISH TO 2019

▪	4Q19 reported sales increased 3% to $400 million; organic growth of 4%, foreign exchange –1%

▪	4Q19 GAAP and adjusted operating margin of 11.8% and 12.5%, respectively; up 10 bps on GAAP basis, up 80 bps on adjusted basis

▪	4Q19 GAAP EPS of $0.93, -1% vs. last year; adjusted EPS of $1.00, + 14%

▪	Full year 2019 operating cash flow of $194 million and free cash flow of $165 million, a 15% and 22% increase, respectively, over the prior year

*Performance relative to comparable fourth quarter and year ended December 31, 2018.

North Andover, Mass., February 10, 2020 -- Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the fourth quarter and full-year 2019.

“We finished 2019 with a solid fourth quarter, in-line with our expectations,” said Chief Executive Officer Robert J. Pagano Jr.  “We delivered record fourth quarter sales driven by organic growth in all regions. We leveraged the sales growth along with the benefits from productivity and restructuring to drive higher operating income, and record fourth quarter operating margin and earnings per share, all on an adjusted basis. For the full year, organic sales growth and adjusted operating margin expansion met our original 2019 expectations.”

Sales for the fourth quarter and the full year were $400 million and $1.6 billion, up 3% and 2%, respectively, as compared to the similar periods of 2018.  Organic sales growth for the fourth quarter and full year both increased by 4%.  Net income per diluted share (EPS) for the fourth quarter and for the year ended December 31, 2019 was $0.93 and $3.85, respectively, as compared to $0.94 and $3.73 for the prior-year periods. GAAP EPS during the fourth quarter decreased by $0.01 as better operating performances in all regions and lower net interest costs was more than offset by increased restructuring and other costs.  GAAP EPS for the full year 2019 improved due to a solid operating performance in the Americas and lower net interest costs, partially offset by restructuring and other costs and reduced foreign currency gains. Further, GAAP EPS for the fourth quarter and the full year of 2018 were both positively impacted by a tax adjustment.

Adjusted EPS for the fourth quarter and year ended December 31, 2019 was $1.00 and $4.07, respectively, as compared to $0.88 and $3.74 for the prior-year periods.  Adjusted EPS for the quarter improved due to better operating performances in all regions and lower net interest costs. Adjusted EPS for the full year 2019 improved due to a solid operating performance in the Americas and lower net interest costs, partially offset by reduced foreign currency gains.

A summary of fourth quarter and full year financial results is as follows:

	Fourth Quarter and Full Year Earnings Summary
	Fourth quarter ended December 31,			Year ended December 31,
(In millions, except per share information)	2019	2018	% Change	2019	2018	% Change

Sales	$400.3	$387.6	3%	$1,600.5	$1,564.9	2%

Net income	31.8	32.3		131.5	128.0

Diluted net income per share	$0.93	$0.94		$3.85	$3.73

Special items	0.07	(0.06)		0.22	0.01

Adjusted earnings per share (1)	$1.00	$0.88	14%	$4.07	$3.74	9%

(1) Special items and adjusted earnings per share represent non-GAAP financial measures. For a reconciliation of GAAP to non-GAAP items please see the tables attached to this press release.

Mr. Pagano concluded, “We achieved our goals for 2019 to drive organic sales growth and margin expansion, and continued to reinvest in future growth, especially in our smart and connected products.  We attained a record financial performance for 2019, a direct result of our team’s efforts.  We intend to continue to drive our long-term strategy and to invest for the future.”

Fourth Quarter Financial Highlights:

•Fourth quarter sales increased 3% and 4% on a reported and organic basis, respectively, compared to the fourth quarter last year; reported operating margin increased 10 basis points in 2019 and included $2.8 million or 70 basis points in restructuring and other costs.  Adjusted operating margin increased 80 basis points.  Regionally:

Americas

oReported sales increased 5%, including 1% from acquisition. Organic sales increased 4%, with growth in plumbing, drains, electronics, water quality and heating and hot water products.

oOperating margin was flat on a reported basis and increased by 20 basis points on an adjusted basis.  Reported margin in 2019 was impacted by footprint optimization costs.  Adjusted operating margin increased as benefits from price, volume, and productivity savings were offset in part by growth investments and inflation.

Europe

oReported sales declined by 1%, reduced 3% by negative foreign exchange movements. Organically sales were up 2%, driven by continued strength in our drains and electronics businesses.

oOperating margin decreased 50 basis points on a reported basis and increased by 90 basis points on an adjusted basis. Reported and adjusted operating margin benefited from increased price, volume and productivity, including benefits from restructuring programs that were partially offset by growth investments and inflation.  The 2019 reported margin was negatively impacted by $1.6 million or 140 basis points from restructuring charges.

Asia-Pacific, Middle East and Africa (“APMEA”)

oReported sales increased by 18% and organically sales were up 20%, with gains in China, Korea and the Middle East. Reported sales were impacted by negative foreign exchange movement.

oReported and adjusted operating margin both increased 470 basis points, due to an increase in third party volume, better product mix, productivity and cost controls, partially offset by lower intercompany volume, growth investments and inflation.

Cash Flow and Capital Allocation:

•For 2019, operating cash flow was $194 million and net capital expenditures were $29 million, resulting in free cash flow of $165 million.  In 2018, operating cash flow was $169 million, net capital expenditures were $34 million and free cash flow was $136 million.  Operating cash flow and free cash flow increased due to higher income and decreases in inventory and tax payments. Free cashflow also increased due to lower capital expenditures.

•The Company repatriated $5.5 million in cash during the fourth quarter.  For 2019, $43 million was repatriated, a majority of which was used to pay down revolving debt.

•The Company repurchased approximately 49,000 shares of Class A common stock at a cost of approximately $4.7 million during the fourth quarter of 2019.  For 2019, approximately 228,000 shares were purchased at a cost of approximately $19.5 million, which more than offset dilution from our stock compensation programs.  Approximately $142 million remains available for stock repurchases under the current stock repurchase program, which has no expiration date.

For a reconciliation of GAAP to non-GAAP items and a statement regarding the usefulness of these measures to investors and management in evaluating our operating performance, please see the tables attached to this press release.

Watts Water Technologies, Inc. will hold a live webcast of its conference call to discuss fourth quarter and year end results for 2019 on Tuesday, February 11, 2020, at 9:00 a.m. EST. This press release and the live webcast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com.  Following the webcast, an archived version of the call will be available at the same address until February 11, 2021.

The Company's 2020 Annual Meeting of Stockholders will be held at 9:00 a.m. EDT on Wednesday, May 13, 2020 at the Company’s executive offices located at 815 Chestnut Street, North Andover, Massachusetts.

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Watts’s expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect our current views about future events.  You should not rely on forward-looking statements because our actual results may differ materially from those predicted as a result of a number of potential risks and uncertainties.  These potential risks and uncertainties include, but are not limited to: the effects of potential changes in guidance related to the 2017 Tax Act; the effect of changes in tariff rates; the effectiveness, the timing and the expected savings associated with our restructuring and transformation programs and initiatives; current economic and financial conditions, which can affect the housing and construction markets where our products are sold, manufactured and marketed; shortages in and pricing of raw materials and supplies; interruptions in production by suppliers due to the spread of coronavirus or other causes; our ability to compete effectively; changes in variable interest rates on our borrowings; failure to expand our markets through acquisitions; failure to successfully develop and introduce new product offerings or enhancements to existing products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of industries where we market our products, such as plumbing and heating wholesalers and home improvement retailers; environmental compliance risks and costs; product liability risks and costs; changes in the status of current litigation; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” and in Note 16 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC and our subsequent filings with the SEC.  We undertake no duty to update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Net sales	$400.3	387.6	1,600.5	1,564.9
Cost of goods sold	230.2	221.7	923.0	908.4
GROSS PROFIT	170.1	165.9	677.5	656.5
Selling, general and administrative expenses	121.2	120.5	476.1	464.7
Restructuring	1.6	—	4.3	3.4
OPERATING INCOME	47.3	45.4	197.1	188.4
Other (income) expense:
Interest income	(0.1)	(0.1)	(0.4)	(0.8)
Interest expense	3.3	3.7	14.1	16.3
Other income, net	(0.1)	0.3	(0.5)	(1.7)
Total other expense	3.1	3.9	13.2	13.8
INCOME BEFORE INCOME TAXES	44.2	41.5	183.9	174.6
Provision for income taxes	12.4	9.2	52.4	46.6
NET INCOME	$31.8	$32.3	131.5	128.0

BASIC EPS
NET INCOME PER SHARE	$0.94	0.94	3.86	3.73
Weighted average number of shares	34.0	34.3	34.1	34.3
DILUTED EPS
NET INCOME PER SHARE	$0.93	0.94	3.85	3.73
Weighted average number of shares	34.1	34.3	34.2	34.3
Dividends declared per share	$0.23	0.21	0.90	0.82

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except share information)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$219.7	$204.1
Trade accounts receivable, less allowance for doubtful accounts of $14.3 million at December 31, 2019 and $15.0 million at December 31, 2018	219.8	205.5
Inventories, net:
Raw materials	83.3	87.4
Work in process	15.5	17.3
Finished goods	171.3	182.1
Total Inventories	270.1	286.8
Prepaid expenses and other current assets	25.3	24.9
Total Current Assets	734.9	721.3
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	557.9	537.4
Accumulated depreciation	(357.9)	(335.5)
Property, plant and equipment, net	200.0	201.9
OTHER ASSETS:
Goodwill	581.1	544.8
Intangible assets, net	151.4	165.2
Deferred income taxes	2.7	1.6
Other, net	53.0	18.9
TOTAL ASSETS	$1,723.1	$1,653.7

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$123.3	$127.2
Accrued expenses and other liabilities	133.4	130.6
Accrued compensation and benefits	57.6	60.9
Current portion of long-term debt	105.0	30.0
Total Current Liabilities	419.3	348.7
LONG-TERM DEBT, NET OF CURRENT PORTION	204.2	323.4
DEFERRED INCOME TAXES	38.6	38.5
OTHER NONCURRENT LIABILITIES	83.0	51.8
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.10 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.10 par value; 120,000,000 shares authorized; 1 vote per share; issued and outstanding: 27,586,416 shares at December 31, 2019 and 27,646,465 shares at December 31, 2018	2.8	2.8
Class B common stock, $0.10 par value; 25,000,000 shares authorized; 10 votes per share; issued and outstanding: 6,279,290 shares at December 31, 2019 and 6,329,290 at December 31, 2018	0.6	0.6
Additional paid-in capital	591.5	568.3
Retained earnings	513.9	440.7
Accumulated other comprehensive loss	(130.8)	(121.1)
Total Stockholders' Equity	978.0	891.3
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,723.1	$1,653.7

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

(Unaudited)

	Year Ended
	December 31,	December 31,
	2019	2018
OPERATING ACTIVITIES
Net income	$131.5	$128.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31.0	28.9
Amortization of intangibles	15.6	19.6
Loss on disposal, impairment of intangibles, property, plant and equipment, and other assets	0.8	0.2
Stock-based compensation	17.8	13.8
Deferred income tax	1.3	(15.3)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(15.0)	6.0
Inventories	17.0	(34.5)
Prepaid expenses and other assets	(1.6)	0.6
Accounts payable, accrued expenses and other liabilities	(4.4)	22.1
Net cash provided by operating activities	194.0	169.4
INVESTING ACTIVITIES
Additions to property, plant and equipment	(29.2)	(35.9)
Proceeds from the sale of property, plant and equipment, and other assets	0.1	2.4
Purchase of intangible assets	—	(0.7)
Business acquisitions, net of cash acquired and other	(42.7)	(1.7)
Net cash used in investing activities	(71.8)	(35.9)
FINANCING ACTIVITIES
Proceeds from long-term borrowings	82.0	50.0
Payments of long-term debt	(127.0)	(194.5)
Payments for tax withholdings on vested stock awards, finance leases and other	(11.8)	(6.6)
Proceeds from share transactions under employee stock plans	2.1	2.5
Payments to repurchase common stock	(19.5)	(26.0)
Dividends	(31.4)	(28.3)
Net cash used in financing activities	(105.6)	(202.9)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	(6.7)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15.6	(76.1)
Cash and cash equivalents at beginning of year	204.1	280.2
CASH AND CASH EQUIVALENTS AT END OF YEAR	$219.7	$204.1

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Amounts in millions)

(Unaudited)

Net Sales

	Net Sales
	Fourth Quarter Ended		Year End
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Americas	$267.9	$256.3	$1,084.1	$1,032.1
Europe	113.6	115.3	451.0	467.0
APMEA	18.8	16.0	65.4	65.8
Total	$400.3	$387.6	$1,600.5	$1,564.9

Operating Income (Loss)

	Operating Income
	Fourth Quarter Ended		Year End
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Americas	$45.1	$43.0	$187.4	$171.1
Europe	11.8	12.6	49.9	49.8
APMEA	3.0	1.8	6.9	7.2
Corporate	(12.6)	(12.0)	(47.1)	(39.7)
Total	$47.3	$45.4	$197.1	$188.4

Intersegment Sales

	Intersegment Sales
	Fourth Quarter Ended		Year End
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Americas	$3.0	$3.1	$12.1	$12.7
Europe	3.9	3.5	15.2	14.2
APMEA	14.3	19.7	67.7	88.4
Total	$21.2	$26.3	$95.0	$115.3

Key Performance Indicators and Non-GAAP Measures

In this press release, we refer to non-GAAP financial measures (including adjusted operating income, adjusted operating margins, adjusted net income, adjusted earnings per share, organic sales, free cash flow, cash conversion rate of free cash flow to net income, and net debt to capitalization ratio) and provide a reconciliation of those non-GAAP financial measures to the corresponding financial measures contained in our consolidated financial statements prepared in accordance with GAAP. We believe that these financial measures enhance the overall understanding of our historical financial performance and give insight into our future prospects. Adjusted operating income, adjusted operating margins, adjusted net income and adjusted earnings per share eliminate certain expenses incurred and benefits recognized in the periods presented that relate primarily to our global restructuring programs, professional fees incurred to optimize and simplify our European legal structure and gain a deeper understanding of our product/customer profitability by end market, acquisition related costs, footprint optimization costs, the related income tax impacts on these items and other tax adjustments, including the impact of the 2017 Tax Act. Management then utilizes these adjusted financial measures to assess the run-rate of the Company’s operations against those of comparable periods.  Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of foreign exchange, acquisitions and divestitures from period-over-period comparisons. Management believes reporting organic sales growth provides useful information to investors, potential investors and others, and allows for a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. Free cash flow, cash conversion rate of free cash flow to net income, and the net debt to capitalization ratio, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company's relative balance sheet leverage to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. In addition, free cash flow is used as a criterion to measure and pay certain compensation-based incentives. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

TABLE 1

RECONCILIATION OF GAAP "AS REPORTED" TO THE "ADJUSTED" NON-GAAP

EXCLUDING THE EFFECT OF ADJUSTMENTS FOR SPECIAL ITEMS

(Amounts in millions, except per share information)

(Unaudited)

CONSOLIDATED RESULTS

	Fourth Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018

Net sales	$400.3	$387.6	$1,600.5	$1,564.9

Operating income - as reported	$47.3	$45.4	$197.1	$188.4
Operating margin %	11.8%	11.7%	12.3%	12.0%

Adjustments for special items:
Restructuring	1.6	—	4.3	3.4
Professional Fees	0.8	—	3.1	—
Acquisition related costs	—	—	0.9	—
Footprint optimization	0.4	—	0.8	—
Total adjustments for special items	$2.8	$—	$9.1	$3.4

Operating income - as adjusted	$50.1	$45.4	$206.2	$191.8
Adjusted operating margin %	12.5%	11.7%	12.9%	12.3%

Net income - as reported	$31.8	$32.3	$131.5	$128.0

Adjustments for special items - tax affected:
Restructuring	1.3	—	3.2	2.5
Professional Fees	0.8	—	3.1	—
Acquisition related costs	—	—	0.7	—
Footprint optimization	0.3	—	0.6	—
Other tax items	—	1.5	—	1.5
The 2017 Tax Act	—	(3.7)	—	(3.7)
Total Adjustments for special items - tax affected	$2.4	$(2.2)	$7.6	$0.3

Net income - as adjusted	$34.2	$30.1	$139.1	$128.3

Diluted earnings per share - as reported	$0.93	$0.94	$3.85	$3.73
Adjustments for special items	0.07	(0.06)	0.22	0.01
Diluted earnings per share - as adjusted	$1.00	$0.88	$4.07	$3.74

TABLE 2

SEGMENT INFORMATION - RECONCILIATION OF GAAP “AS REPORTED” TO THE “ADJUSTED” NON-GAAP

EXCLUDING THE EFFECT OF ADJUSTMENTS FOR SPECIAL ITEMS

(Amounts in millions)

(Unaudited)

	Fourth Quarter Ended					Fourth Quarter Ended
	December 31, 2019					December 31, 2018
	Americas	Europe	APMEA	Corporate	Total	Americas	Europe	APMEA	Corporate	Total

Net sales	$267.9	113.6	18.8	—	400.3	$256.3	115.3	16.0	—	387.6

Operating income (loss) - as reported	$45.1	11.8	3.0	(12.6)	47.3	$43.0	12.6	1.8	(12.0)	45.4
Operating margin %	16.8%	10.4%	16.0%		11.8%	16.8%	10.9%	11.3%		11.7%

Adjustments for special items	$0.4	1.6	—	0.8	2.8	$—	—	—	—	—

Operating income (loss) - as adjusted	$45.5	13.4	3.0	(11.8)	50.1	$43.0	12.6	1.8	(12.0)	45.4
Adjusted operating margin %	17.0%	11.8%	16.0%		12.5%	16.8%	10.9%	11.3%		11.7%

	Year Ended					Year Ended
	December 31, 2019					December 31, 2018
	Americas	Europe	APMEA	Corporate	Total	Americas	Europe	APMEA	Corporate	Total

Net sales	$1,084.1	451.0	65.4	—	1,600.5	$1,032.1	467.0	65.8	—	1,564.9

Operating income (loss) - as reported	$187.4	49.9	6.9	(47.1)	197.1	$171.1	49.8	7.2	(39.7)	188.4
Operating margin %	17.3%	11.1%	10.7%		12.3%	16.6%	10.7%	11.0%		12.0%

Adjustments for special items	$0.8	4.3	—	4.0	9.1	$—	3.4	—	—	3.4

Operating income (loss) - as adjusted	$188.2	54.2	6.9	(43.1)	206.2	$171.1	53.2	7.2	(39.7)	191.8
Adjusted operating margin %	17.4%	12.0%	10.7%		12.9%	16.6%	11.4%	11.0%		12.3%

TABLE 3

SEGMENT INFORMATION - RECONCILIATION OF REPORTED NET SALES TO ORGANIC SALES

(Unaudited)

	Fourth Quarter
	Americas	Europe	APMEA	Total

Reported net sales December 31, 2019	$267.9	$113.6	$18.8	$400.3
Reported net sales December 31, 2018	256.3	115.3	16.0	387.6
Dollar change	$11.6	$(1.7)	$2.8	$12.7
Net sales % increase (decrease)	4.5%	(1.5)%	17.5%	3.3%
Decrease due to foreign exchange	0.0%	3.2%	2.8%	1.1%
Increase due to acquisition	(0.9)%	0.0%	0.0%	(0.6)%
Organic sales increase	3.6%	1.7%	20.3%	3.8%

	Year Ended
	Americas	Europe	APMEA	Total

Reported net sales December 31, 2019	$1,084.1	$451.0	$65.4	$1,600.5
Reported net sales December 31, 2018	1,032.1	467.0	65.8	1,564.9
Dollar change	$52.0	$(16.0)	$(0.4)	$35.6
Net sales % increase (decrease)	5.0%	(3.4)%	(0.6)%	2.3%
Decrease due to foreign exchange	0.2%	5.5%	3.0%	1.8%
Increase due to acquisition	(0.2)%	0.0%	0.0%	(0.1)%
Organic sales increase	5.0%	2.1%	2.4%	4.0%

TABLE 4

RECONCILIATION OF NET CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW

(Amounts in millions)

(Unaudited)

	Year Ended
	December 31,	December 31,
	2019	2018

Net cash provided by operations - as reported	$194.0	$169.4
Less: additions to property, plant, and equipment	(29.2)	(35.9)
Plus: proceeds from the sale of property, plant, and equipment	0.1	2.2
Free cash flow	$164.9	$135.7

Net income - as reported	$131.5	$128.0

Cash conversion rate of free cash flow to net income	125.4%	106.0%

TABLE 5

RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT
AND NET DEBT TO CAPITALIZATION RATIO

(Amounts in millions)

(Unaudited)

	December 31,	December 31,
	2019	2018

Current portion of long-term debt	$105.0	$30.0
Plus: Long-term debt, net of current portion	204.2	323.4
Less: Cash and cash equivalents	(219.7)	(204.1)
Net debt	$89.5	$149.3

Net debt	$89.5	$149.3
Plus: Total stockholders' equity	978.0	891.3
Capitalization	$1,067.5	$1,040.6

Net debt to capitalization ratio	8.4%	14.3%